Exhibit 99

                                 April 20, 2006

                              VIA ELECTRONIC FILING



Frank J. Donaty, Jr.
Assistant Director
Office of Disclosure & Review
Securities & Exchange Commission
Washington, D.C.  20549

     Re:  Franchise Capital Corporation (the "Company")
     File Numbers:       814-00692 and 095-00238
     Formerly known as:  BGR Corporation

Dear Mr. Donaty:

     This letter responds to your letter to Don Allio, President of the Company dated February 28, 2006 (the "Letter") where the staff of the Securities & Exchange Commission (the "Staff") raised a number of regulatory and disclosure issues regarding the Company's obligations under, and compliance with, certain provisions of the federal securities laws and the rules thereunder, as well as with Article 6 of Regulation S-K and Generally Accepted Accounting Principals ("GAAP"). Because I have been the person involved with these issues and have discussed them with the Staff in telephone conversations, Mr. Allio has asked that I respond to the Letter for the Company.

     DELAY IN RESPONSE AND COMPLETION OF FILINGS. The Company apologizes for its delay in responding in writing to the Letter, which requested an immediate written response to your comments. The Company acknowledges it has not met its obligations to complete its filings in a timely manner. We have not had the resources to do so. The Company has now amended and re-filed its reports on April 19, 2006 as follows:

                  Form           Period Ended
                  ----           ------------
                 10-Q/A       December 31, 2004
                 10-Q/A       March 31, 2005
                 10-K/A       June 30, 2005
                 10-Q/A       September 30, 2005

Frank J. Donaty, Jr.
April 20, 2006
Page 2


     On February 14, 2006, the Company filed a Form NT 10-Q with respect to its Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, and is delinquent. Amending past filings as required and completing current filings has created a serious financial burden for the Company. Because the Company can no longer raise capital by selling shares in a public offering under its Form 1-E to raise capital, it has depended heavily on the repayment of loans from its portfolio companies. Those loan repayments have been minimal, as the portfolio companies have also been in need of capital.

     As reflected in the amended filings, and as reported in a Current Report on Form 8-K filed December 30, 2005, to meet its financial needs the Company had entered into a funding agreement with Creative Eateries Corporation ("Creative"). However, Creative almost immediately defaulted on the agreement. In addition the Company has spoken to several investment groups, some of which have expressed an interest in investing, but none of them is willing to move forward until the Company is current in its filings and able to sell shares. One group that was willing to work with the Company withdrew from negotiations when the Company was moved to the Pink Sheets.

     Short term loans, provided by members of the Board, have allowed the Company to complete its amended filings. The Company hopes to complete its delinquent Quarterly Report on Form 10-Q for the period ended December 31, 2005, and its soon to be delinquent Quarterly Report on Form 10-Q for the period ending March 31, 2006 in the coming months. The timing of the completion of these filings is dependent upon the Company's ability to obtain the needed funds to pay outstanding invoices. The Company hopes to obtain these funds from the repayment of loans from its portfolio companies, primarily Kokopelli Franchise Company, LLC, which we expect to have substantial growth in the coming months.

     INTERNAL CONTROLS. As the Compliance Officer, I have met with the President and the board of directors about our inability to prepare and file reports on time. We have determined that the problem is not internal control issues in the Company. The sole problem is that we have not had the funds available to pay the Company's independent registered public accountants to review and approve the financial information for filing. The Company has been able to close its internal books in a timely manner, but it has not been able to pay to have its work reviewed in a timely manner.

     BOARD OF DIRECTORS. The Company acknowledges that, because of resignations from and appointments to its board of directors, the Company was in violation of
Section 54(a) of the Investment Company Act by not having a disinterested majority of the board. The Company has corrected the problem. The current five-member board consists of three disinterested and two interested board members. All board actions that were taken during the time the Company was in violation of Section 54(a) have been reviewed by the current board and have been ratified.

     CESSATION OF OFFERING. The Company reconfirms that it ceased selling shares under its Form 1-E in September 2005, and will not, under any circumstances, sell shares using the Company's amended Form 1-E filed on October 19, 2005 (the "1-E/A"). In addition the Company's board of directors has decided to take actions to convert the Company from a business development company back to a

Frank J. Donaty, Jr.
April 20, 2006
Page 3


1934 Act reporting company. The Company never intends to sell additional shares under the 1-E/A.

     CREATIVE EATERIES TRANSACTION. The Company rescinded the Purchase Agreement with Creative due to Creative's failure to meet its obligations under the Purchase Agreement. Since both the making of the agreement (10/4/2005) and its rescission (12/29/2005) occurred during the quarter ending December 31, 2005, financial information regarding the Purchase Agreement has not, and will not, be a part of any of the Company's financial statements. Matters relating to the transaction and its rescission were disclosed in Current Reports on Form 8-K, amended Quarterly Reports on Form 10-Q and in an amended Annual Report on Form 10-K.

     ACKNOWLEDGMENTS. The Company once again acknowledges that:

     * It is responsible for the adequacy and accuracy of the disclosure in all of its filings with the Commission;

     * Staff comments or changes to disclosures in response to Staff comments in any filings reviewed by the Staff do not foreclose the Commission from taking any action with respect to those filings; and

     * The Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

     The Company believes that this letter responds as fully as practicable to comments received from the Staff, and undertakes to correct all deficient Company filings. If you have additional comments, please respond directly to the writer at (480) 355-8142.

                                       Respectfully submitted,

                                       FRANCHISE CAPITAL CORPORATION


                                       /s/ Edward C. Heisler
                                       -------------------------------
                                       Edward C. Heisler
                                       Chief Executive Officer

cc: Sheila Stout
    Charles R. Berry
    Mark Weber